Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use in the Prospectus contained in this Registration Statement on Form S-1 filed with the Securities and Exchange Commission, and Form AC and Form H-(e)1-S, filed with the Office of Thrift Supervision on March 12, 2010 of our report dated March 12, 2010 relating to the consolidated financial statements of Oneida Financial Corp. We also consent to the references to us under the headings “Material Income Tax Consequences”, “Experts” and “Legal and Tax Matters” in this Registration Statement on Form S-1 and Form AC and H-(e)1-S.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
March 12, 2010
Livingston, New Jersey